Exhibit 4.33

Nortel Confidential

Nortel Networks Agreement No. 011449
Nortel Networks Amendment No. 011449-7

AMENDMENT #7

(File # 011449-7; Nortel CRB # 637)

To

OEM PURCHASE, SALE AND SUPPORT AGREEMENT (“Agreement”)

BETWEEN SELLER CORPORATION AND NORTEL NETWORKS LIMITED

This Amendment No. 7 to the OEM Purchase, Sale and Support Agreement by and between Nortel Networks Limited, a Canada corporation with offices located at 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada L6T 5P6 (“Nortel Networks”) and AudioCodes Ltd., an Israeli corporation with offices located at 4 HaHoresh Street, 56470 Yehud, Israel (Seller), will be effective as of December 15, 2006.

WHEREAS, Nortel Networks and Seller entered into an OEM Purchase, Sale and Support Agreement (“Agreement”) with an Effective Date of April 28, 2003; and

WHEREAS, effective as of June 1, 2003 Nortel Networks and Seller amended the Agreement for the purposes of revising the terms and conditions of the Agreement pertaining to the sale and purchase of “Norstar Gateway Products” (“Amendment 1”); and

WHEREAS, effective as of January 1, 2005 Nortel Networks and Seller amended the Agreement for the purposes of Seller obligating itself to pay over a cash incentive to promote and sell AudioCodes’ Mediant 5000 Trunk Gateway Product (i.e., the Nortel Media Gateway 3500) (“Gateway 3500”) (“Amendment 2”); and

WHEREAS, effective as of February 15, 2005 Nortel Networks and Seller amended the Agreement for the purposes of adding an OEM Interface License to the Agreement to address interoperability issues with regard to certain Products described therein (“Amendment 3”); and

WHEREAS, effective as of January 1, 2005 Nortel Networks and Seller amended the Agreement for the purposes of updating M5K pricing and amending various contract terms and conditions (“Amendment 4”); and

WHEREAS, effective as of January 1, 2005 Nortel Networks and Seller amended the Agreement for the purposes of updating Support provisions (“Amendment 5”); and

WHEREAS, effective as of April 1, 2005 Nortel Networks and Seller amended the Agreement for the purposes of Seller’s obtaining the use of Nortel Network’s code-signing certificate and private key in relation to a Nortel Network’s customer’s use of the Mediant Products (“Amendment 6”); and

WHEREAS, Nortel Networks and Seller wish to further amend the Agreement;

NOW, THEREFORE, in consideration of the premises and the promises set forth herein, the parties agree to amend the Agreement as follows:

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1.	In Section 9.4 of the Agreement, delete the last sentence (i.e., "Nortel Networks will pay Seller within 45 days of Nortel Networks' receipt of invoices.") and replace it with the following new sentence:

“Nortel Networks will pay Seller within 60 days of Nortel Networks’ receipt of invoices.”

IN WITNESS WHEREOF, the parties have caused this Amendment No. 7 to the Agreement to be signed by their duly authorized representatives.

NORTEL NETWORKS LIMITED By: —————————————— Print Name: —————————————— Title: —————————————— Date: ——————————————	AUDIOCODES LTD., By: —————————————— Print Name: —————————————— Title: —————————————— Date: ——————————————

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